Exhibit 99
Red Lobster Olive Garden LongHorn Steakhouse
The Capital Grille Bahama Breeze® Seasons 52
www.darden.com

NEWS/INFORMATION
Corporate Relations
P.O. Box 695011
Orlando, FL 32869-5011

FOR RELEASE	Contacts:
December 6, 2011	(Analysts) Matthew Stroud	(407) 245-6458
7:00 AM ET	(Media) Rich Jeffers	(407) 245-4189

DARDEN RESTAURANTS ANNOUNCES EXPECTED SECOND QUARTER DILUTED NET EARNINGS PER SHARE; REVISES FISCAL YEAR 2012 EARNINGS OUTLOOK; AND COMPLETES THE ACQUISITION OF ASSETS OF EDDIE V'S RESTAURANTS, INC.

ORLANDO, FL, Dec. 6 - Darden Restaurants, Inc. (NYSE: DRI) today reported that it expects diluted net earnings per share from continuing operations of approximately 41 cents for its fiscal second quarter ended November 27, 2011. The Company also reported that it anticipates combined U.S. same-restaurant sales growth for the second quarter to be approximately +1.8% for Red Lobster, Olive Garden and LongHorn Steakhouse and +3.9% for its Specialty Restaurant Group. Darden estimates U.S. same-restaurant sales for the second quarter will be approximately +6.8%, +6.0% and -2.5% for Red Lobster, LongHorn Steakhouse and Olive Garden, respectively. Darden expects to release final fiscal second quarter sales and earnings results on Friday, December 16, 2011, before the market opens.

The Company also announced that it completed the purchase of certain assets of Eddie V's Restaurants, Inc. during the second quarter. The Company reported that, while closing costs associated with the purchase adversely affected diluted net earnings per share from continuing operations for its fiscal second quarter by approximately one cent, it expects the purchase to be neutral to diluted net earnings per share for the full fiscal year.

Darden also provided updated sales and earnings expectations for fiscal year 2012. The Company anticipates total sales growth of between +6.0% and +7.0% for the year based upon combined U.S. same-restaurant sales growth of approximately +2.0% to +3.0% for Red Lobster, Olive Garden and LongHorn Steakhouse and the opening of 80 to 90 net new restaurants. And, the Company expects diluted net earnings per share growth from continuing operations of +4% to +7% for fiscal 2012.

“Our anticipated second quarter results reflect increased investment to rebuild guest counts at Olive Garden, as well as our decision to limit pricing across our portfolio of brands to levels that did not fully cover a meaningful increase in our year-over-year food costs,” said Clarence Otis, Chairman and Chief Executive Officer of Darden. “At Olive Garden, we're addressing the erosion in one of the brand's essential attributes, its value leadership in casual dining. In working to re-establish that historical value advantage, Olive Garden more strongly emphasized containing check growth this quarter than in prior periods, and that was reflected in its promotion and in-restaurant merchandising tactics. This helped temper the guest count decline for the quarter, but not as much as expected. As a result, there was more earnings pressure than anticipated. Olive Garden is making modifications to better balance check, guest count and earnings dynamics for the remainder of the fiscal year. It is also developing new promotional and core menu offerings across all price points that deliver compelling value and solid margins, new advertising that breaks through more strongly, additional enhancements to the in-restaurant guest experience and plans to remodel older restaurants.”

“We're confident these investments will help Olive Garden get back on track, and we're well positioned to make them,” said Otis. “Olive Garden continues to be a value leader and has a strong business model. Further, there's good momentum at our other brands and there's likely to be considerably less cost inflation during the remainder of this fiscal year compared to prior year as costs stabilize at current levels. In addition, our cash flow remains strong and we're continuing to make progress on four key transformative cost reduction projects. These are reasons why, even with the challenges at Olive Garden, we look forward to achieving solid earnings growth in the second half of this fiscal year and beyond.”

Preliminary Fiscal 2012 September, October and November U.S. Same-Restaurant Sales Results

Darden reported preliminary U.S. same-restaurant sales for the fiscal months of September, October and November as follows:

Olive Garden	September	October*	November*
Same-Restaurant Sales	-0.8%	-1.5%	-5.7%
Same-Restaurant Traffic	-0.6%	0.8%	-3.3%
Pricing	1.8%	1.7%	1.7%
Menu-mix	-1.9%	-4.0%	-4.1%

Red Lobster	September	October*	November*
Same-Restaurant Sales	12.8%	3.0%	2.8%
Same-Restaurant Traffic	11.4%	-0.8%	-1.5%
Pricing	2.9%	2.9%	2.9%
Menu-mix	-1.5%	0.9%	1.4%

LongHorn Steakhouse	September	October*	November*
Same-Restaurant Sales	5.7%	3.2%	9.1%
Same-Restaurant Traffic	5.9%	2.6%	8.7%
Pricing	2.1%	2.2%	2.3%
Menu-mix	-2.3%	-1.6%	-1.9%
* Note: The shift of Halloween from fiscal October last year to fiscal November this year positively affected fiscal October's same-restaurant sales results by approximately 80 basis points and adversely affected fiscal November's same-restaurant sales results by approximately 80 basis points.

Darden Restaurants, Inc., (NYSE: DRI), the world's largest full-service restaurant company, owns and operates more than 1,900 restaurants that generate over $7.5 billion in annual sales. Headquartered in Orlando, Florida and employing 180,000 people, Darden is recognized for a culture that rewards caring for and responding to people. In 2011, Darden became the first full-service restaurant company ever to be named to the FORTUNE “100 Best Companies to Work For” list. Our restaurant brands - Red Lobster, Olive Garden, LongHorn Steakhouse, The Capital Grille, Bahama Breeze, Seasons 52 and Eddie V's - reflect the rich diversity of those who dine with us. Our brands are built on deep insights into what our guests want. For more information, please visit www.darden.com.

Forward-looking statements in this news release regarding our expected earnings per share and U.S. same-restaurant sales for the quarter and fiscal year, new restaurant growth and all other statements that are not historical facts, including without limitation statements concerning our future economic performance, plans or objectives, are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date. We wish to caution investors not to place undue reliance on any such forward-looking statements. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to materially differ from those anticipated in the statements. The most significant of these uncertainties are described in Darden's Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). These risks and uncertainties include food safety and food-borne illness concerns, litigation, unfavorable publicity, federal, state and local regulation of our business including health care reform, labor and insurance costs, technology failures, failure to execute a business continuity plan following a disaster, health concerns including virus outbreaks, the intensely competitive nature of the restaurant industry, factors impacting our ability to drive sales growth, the impact of the indebtedness we incurred in the RARE acquisition, our plans to expand our newer brands like Bahama Breeze and Seasons 52, our ability to successfully integrate Eddie V's restaurant operations, a lack of suitable new restaurant locations, higher-than-anticipated costs to open, close or remodel restaurants, increased advertising and marketing costs, a failure to develop and recruit effective leaders, the price and availability of key food products and utilities, shortages or interruptions in the delivery of food and other products, volatility in the market value of derivatives, general macroeconomic factors including unemployment and interest rates, severe weather conditions, disruptions in the financial markets, risks of doing business with franchisees and vendors in foreign markets, failure to protect our service marks or other intellectual property, a possible impairment in the carrying value of our goodwill or other intangible assets, a failure of our internal controls over financial reporting, or changes in accounting standards, and other factors and uncertainties discussed from time to time in reports filed by Darden with the Securities and Exchange Commission.